Exhibit 99.4

CONSENT OF DIRECTOR NOMINEE

To Hui Ying Financial Holdings Corporation (the “Company”):

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references in the Registration Statement of Hui Ying Financial Holdings Corporation on Form S-1 (the “Registration Statement”), and amendments thereto, which indicate that I have accepted a nomination to become an independent director of the Company and upon appointment prior to the commencement of the Company’s initial public offering of shares of common stock pursuant to such Registration Statement, will serve as a member of the Board of Directors of the Company.

Date: April 25, 2018

Signature:	/s/ Io Wai (Alice) Wu
Name:	Io Wai (Alice) Wu

Independent Director Nominee